Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-183927) and Form S-3D (No. 333-161664) of Winthrop Realty Trust and subsidiaries of our report dated March 7, 2012, with respect to the consolidated balance sheet of Concord Debt Holdings LLC and subsidiaries as of December 31, 2011 and the related consolidated statements of operations, changes in members’ capital, and cash flows for the year then ended, which report appears in the December 31, 2012 annual report on Form 10-K of Winthrop Realty Trust.

/s/ KPMG LLP

Boston, Massachusetts

March 13, 2013